EXHIBIT 99.1

[MATRIX LOGO] MATRIX SERVICE

INDUSTRIAL SERVICE CONTRACTOR

FOR IMMEDIATE RELEASE

PRESS RELEASE

MATRIX SERVICE REPORTS REVENUES ROSE 190% TO $170.9 MILLION;

FULLY DILUTED EARNINGS PER SHARE WAS $0.18 FOR THE SECOND FISCAL

QUARTER OF 2004, ENDED NOVEMBER 30, 2003

For First Six Months of Fiscal 2004, Revenues Rose 193%;

Fully Diluted Earnings Per Share Climbed 100%

Second Quarter 2004 Highlights:

•	Revenues were $170.9 million, up 190% from the same quarter a year ago;
•	Fully diluted EPS was $0.18 in line with management’s expectations; and
•	Net income rose 82% to $3.1 million compared to the second quarter a year ago.

Six Months Ended November 30, 2003 Highlights:

•	Revenues were $329.7 million versus $112.6 million for the same period in fiscal 2003; and
•	Fully diluted EPS was $0.40 versus $0.20 for the same period in fiscal 2003.

TULSA, OK – January 8, 2004 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company today reported total revenues for the second quarter ended November 30, 2003, rose 190% to $170.9 million compared to the $58.9 million recorded in the second quarter a year ago.

Net income for the second quarter of fiscal 2004 climbed 82% to $3.1 million, or $0.18 per fully diluted share, from $1.7 million, or $0.11 per fully diluted share, in the second quarter a year ago. Gross margins on a consolidated basis were 7.7% versus 12.9% reported for the second quarter a year ago.

Revenues for the Construction Services segment rose to $126.0 million in the second quarter of fiscal 2004 from $32.6 million in the second quarter of fiscal 2003. The increase was due to significantly higher construction work on the east coast from the Hake Group of Companies, which was acquired by Matrix in March 2003, offset somewhat by declines in new tank construction. Construction Services’ gross margins were 7.1% in the second quarter versus 11.7% in the second quarter of fiscal 2003 due to the inclusion of lower margin Hake work in the mix of business particularly on two large power projects, lower margins on new tank construction and a slight decline in Matrix’s west coast construction operations.

Revenues from Repair and Maintenance Services advanced 71% to $44.9 million in the quarter from $26.3 million in the second quarter of fiscal 2003. The increase of $18.6 million was due primarily to the inclusion of Hake’s repair and maintenance service activity and higher routine plant maintenance and turnaround activity, offset somewhat by lower volumes of tank repair and maintenance work. Routine plant maintenance and turnaround activity, although up from last year’s very low levels, remained soft. Gross margins were 9.1% in the quarter versus 14.4% in the second quarter a year ago due primarily to a low margin turnaround contract between Hake and a new customer, lower tank repair and maintenance activity, competitive pricing and a higher fixed cost structure resulting from Matrix’s geographical expansion last year.

Brad Vetal, president and CEO of Matrix Service said, “In regard to the outlook for the third and fourth quarters of fiscal year 2004, Construction Services’ revenues will be lower in the second half of the year as Matrix completes the second of two major power projects. We will not replace the volume of work

10701 East Ute Street • Tulsa, OK 74116-1517 • Tel: (918) 838-8822 • www.matrixservice.com

Matrix Service Company

2Q04 Earnings Results

January 8, 2004

dollar for dollar, but we anticipate booking and working on higher margin work. Turnaround activity should be very strong, especially in the fourth quarter. Tank repair and maintenance and new tank construction remain soft, however, we see some pick up in man hours and inquiry levels. Despite the uncertainties in the aboveground storage tank business, which remains one of our core competencies and a key element in our business plan, we are reconfirming our earnings guidance for fiscal 2004 at a range of $0.75 to $0.82 per fully diluted share. Revenues are anticipated to be in a range of $575 to $595 million.”

For the six months ended November 30, 2003, Matrix Service reported that consolidated revenues advanced 193% to $329.7 million from $112.6 million recorded in the same period last year.

Net income for the six-month period ended November 30, 2003, climbed 112% to $7.0 million, or $0.40 per fully diluted share, from $3.3 million, or $0.20 per fully diluted share for the same six-month period a year ago. Consolidated gross margins declined to 8.2% from 12.4% for the six months ended November 30, 2002.

Revenues for Construction Services rose $186.9 million, or 299%, to $249.4 million for the six months ended November 30, 2003 from $62.5 million for the comparable six-month period in fiscal 2003. The increase was due to the inclusion of the Hake construction activity, offset by lower new tank construction work. Gross margins in the Construction Services segment decreased from 12.5% for the first six months of fiscal 2003 to 7.9% for the first six months of fiscal 2004. The decline was primarily due to the low margin Hake work, particularly on the two large power projects mentioned earlier, offset somewhat by slightly higher margins on new tank construction and product sales.

Revenues for Repair and Maintenance Services rose $30.2 million, or 60%, to $80.3 million for the current six-month period of fiscal 2004 from $50.1 million for the first six months of fiscal 2003. The increase was primarily due to the inclusion of Hake’s repair and maintenance activity this year versus last year and to higher routine plant maintenance and turnaround work, offset somewhat by lower tank repair and maintenance activity. Gross margins decreased from 12.4% for the six months ended November 30, 2002 to 9.1% for the six months ended November 30, 2003. The decline was primarily due to lower margin Hake work, lower margins on routine plant maintenance and turnaround work, as a result of a higher fixed cost structure and lower margins on tank repair and maintenance due to lower volumes. The lower margins on the Hake repair and maintenance activity was primarily due to the strategic decision to take a large turnaround project with a new customer at very low gross margins.

In conjunction with this earnings release, Matrix Service will host a conference call with Brad Vetal, president and CEO, and Michael Hall, vice president and chief financial officer. The call will take place today at 11:00 am (EST)/10:00 am (CST) and will be simultaneously broadcast live over the Internet at www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. An online archive of the broadcast will be available within one hour of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Utah, South Carolina, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as

Matrix Service Company

2Q04 Earnings Results

January 8, 2004

“anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information: Michael J. Hall Vice President Finance and CFO Matrix Service Company 918/838-8822 mhall@matrixservice.com	Investors: Trúc N. Nguyen VP, Investor Relations Stern & Co. 212/888-0044 tnguyen@sternco.com

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Matrix Service Company

2Q04 Earnings Results

January 8, 2004

MATRIX SERVICE COMPANY

SEGMENT INFORMATION

Matrix operates primarily in the United States and has operations in Canada. Prior to the acquisition of The Hake Group of Companies (“Hake”) in the 4th quarter of fiscal 2003, Matrix was organized into three reportable segments – Aboveground Storage Tank Services, Plant Services and Construction Services. As a result of the Hake acquisition, the structure of the Company’s internal organization changed in a manner that caused the Company’s reportable segments to change. Matrix now has two reportable segments – Construction Services and Repair & Maintenance Services. Accordingly, the corresponding items of segment information for earlier periods have been restated.

	Construction Services	Repair & Maintenance Services	Other	Combined Total
Three Months ended November 30 2003	(in millions)
Consolidated revenues	$126.0	$44.9	$0.0	$170.9
Gross profit	9.0	4.1	0.0	13.1
Operating income	4.5	1.3	0.0	5.8
Income before income tax expense	4.2	1.0	0.0	5.2
Net income	2.6	0.5	0.0	3.1

Segment assets	102.7	46.9	70.6	220.2
Capital expenditures	0.7	0.6	0.0	1.3
Depreciation and amortization expense	0.9	0.7	0.0	1.6

Three Months ended November 30, 2002

Consolidated revenues	$32.6	$26.3	$0.0	$58.9
Gross profit	3.8	3.8	0.0	7.6
Operating income	1.1	1.7	0.0	2.8
Income before income tax expense	1.2	1.6	0.0	2.8
Net income	0.7	1.0	0.0	1.7

Segment assets	38.6	38.3	22.5	99.4
Capital expenditures	1.9	2.4	0.0	4.3
Depreciation and amortization expense	0.8	0.5	0.0	1.3

Six Months ended November 30, 2003

Consolidated revenues	$249.4	$80.3	$0.0	$329.7
Gross profit	19.7	7.3	0.0	27.0
Operating income	10.6	2.3	0.0	12.9
Income before income tax expense	9.9	1.8	0.0	11.7
Net income	6.0	1.0	0.0	7.0

Segment assets	102.7	46.9	70.6	220.2
Capital expenditures	1.3	1.3	0.0	2.6
Depreciation and amortization expense	1.8	1.4	0.0	3.2

Six Months ended November 30, 2002

Consolidated revenues	$62.5	$50.1	$0.0	$112.6
Gross profit	7.8	6.2	0.0	14.0
Operating income	2.8	2.1	0.2	5.1
Income before income tax expense	2.9	2.3	0.1	5.3
Net income	1.8	1.4	0.1	3.3

Segment assets	38.6	38.3	22.5	99.4
Capital expenditures	3.8	4.2	0.0	8.0
Depreciation and amortization expense	1.5	1.1	0.0	2.6

Matrix Service Company

2Q04 Earnings Results

January 8, 2004

Matrix Service Company

Consolidated Statements of Income

(in thousands, except share and per share data)

	Three Months Ended November 30, (unaudited)		Six Months Ended November 30, (unaudited)
	2003	2002	2003	2002
Revenues	$170,913	$58,896	$329,675	$112,613
Cost of revenues	157,835	51,324	303,517	98,583
Net earnings of joint venture	—	—	857	—

Gross profit	13,078	7,572	27,015	14,030
Selling, general and administrative expenses	7,228	4,824	14,068	9,095
Restructuring, impairment and abandonment	54	(15)	52	(184)

Operating income	5,796	2,763	12,895	5,119

Other income (expense):
Interest expense	(703)	(94)	(1,375)	(188)
Interest income	3	1	14	9
Other	117	116	183	409

Income before income tax expense	5,213	2,786	11,717	5,349
Provision for federal, state and foreign income tax expense	2,121	1,046	4,760	2,033

Net income	$3,092	$1,740	$6,957	$3,316

Earnings per share of common stock:
Basic	$0.19	$0.11	$0.43	$0.21
Diluted	$0.18	$0.11	$0.40	$0.20

Weighted average number of common shares:
Basic	16,498,412	15,763,028	16,340,145	15,739,920
Diluted (includes dilutive effect of stock options)	17,543,707	16,524,710	17,447,264	16,513,824

Matrix Service Company

2Q04 Earnings Results

January 8, 2004

Matrix Service Company

Consolidated Balance Sheets

(in thousands)

	November 30, 2003	May 31, 2003
ASSETS:	(unaudited)

Current assets:
Cash and cash equivalents	$1,885	$775
Accounts receivable, less allowances (November 30—$971, May 31—$900)	89,755	66,603
Costs and estimated earnings in excess of billings on uncompleted contracts	18,726	23,421
Inventories	2,955	2,850
Income tax receivable	2,421	2,309
Deferred income taxes	1,888	2,479
Prepaid expenses	2,196	2,997
Asset held for sale	1,576	—

Total current assets	121,402	101,434

Property, plant and equipment at cost:
Land and buildings	24,537	24,517
Construction equipment	30,831	28,768
Transportation equipment	11,746	11,260
Furniture and fixtures	6,130	6,142
Construction in progress	3,771	4,419

	77,015	75,106

Less accumulated depreciation	30,294	27,743

Net property, plant and equipment	46,721	47,363

Goodwill	50,847	51,292

Other assets	1,264	2,850

Total assets	$220,234	$202,939

Matrix Service Company

2Q04 Earnings Results

January 8, 2004

Matrix Service Company

Consolidated Balance Sheets

(in thousands, except share data)

	November 30, 2003	May 31, 2003
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$29,622	$40,684
Billings on uncompleted contracts in excess of costs and estimated earnings	20,561	22,794
Joint Venture	—	1,013
Accrued insurance	2,130	1,736
Income tax payable	—	1,570
Other accrued expenses	17,332	9,604
Current portion of long-term debt	4,846	4,892
Current portion of acquisition payable	914	854

Total current liabilities	75,405	83,147

Long-term debt	51,792	38,220
Acquisition Payable	7,195	7,682
Deferred income taxes	4,008	3,709

Stockholders’ equity:
Common stock	193	96
Additional paid-in capital	55,235	52,527
Retained earnings	33,092	26,304
Accumulated other comprehensive loss	(271)	(567)

	88,249	78,360
Less: Treasury stock, at cost—November 30—2,348,448 shares; May 31—3,140,520 shares	(6,415)	(8,179)

Total stockholders’ equity	81,834	70,181

Total liabilities and stockholders’ equity	$220,234	$202,939